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                                                                    EXHIBIT 23.1



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


         We consent to incorporation by reference in the registration statement on Form S-8 to be filed on or about July 20, 2000 of Texas Biotechnology Corporation of our report dated February 25, 2000, relating to the consolidated balance sheets of Texas Biotechnology Corporation and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Texas Biotechnology Corporation.


                                    /s/ KPMG LLP

                                    KPMG LLP

Houston, Texas
July 20, 2000